SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 13, 2011
Date of Report (date of earliest event reported)

EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)

(508) 357-2221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on August 15, 2011, Evergreen Solar, Inc. (the “Company”), pursuant to the provisions of the United States Bankruptcy Code (the “Bankruptcy Code”), filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of the Bankruptcy Code (Case No. 11-12590).   Pursuant to bidding procedures approved by the Bankruptcy Court, on December 13, 2011, the Company held an auction for the sale of all or substantially all of the Company’s equipment and machinery located at its Devens, Massachusetts facility (the “Devens Tangible Assets”).  As a result of the auction, the Company sold substantially all of its Devens Tangible Assets for approximately $9,000,000 in cash to various purchasers, including Max Era Properties Limited and Sovello AG.  The Company may also sell additional Devens Tangible Assets for approximately $500,000 in cash, or, in the alternative, retain these Devens Tangible Assets to be sold together with the Devens facility and plant at a later date.  This sale was conducted pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and was approved by the Bankruptcy Court on December 15, 2011.

There are no material relationships between the purchasers of a significant amount of the Devens Tangible Assets, on the one hand, and the Company or any of its affiliates, or any of the Company’s directors or officers, or associates of such directors or officers, on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.

By:	/s/ Christian M. Ehrbar
Name:	Christian M. Ehrbar
Title:	President and Chief Executive Officer

Dated December 19, 2011